Exhibit 99.1

Transax International Completes Acquisition of Big Tree International as Wholly Owned Subsidiary

Shantou, China--(1/9/12) – Transax International Limited “Transax International”(OTC.PK:TNSX) announced today it has completed the acquisition of Big Tree International Co., Ltd. (“Big Tree Brunei”) pursuant to the terms of a definitive share exchange agreement with Lins (HK) International Trading Limited (“Lins”). Transax International acquired  a 100% equity interest in Big tree Brunei through the exchange of 6.5 million shares of its Series C convertible preferred stock, after giving effect to a 1 for 700 reverse stock split, representing approximately 65% of the issued and outstanding shares of Transax International after conversion.  Big Tree Brunei is a Brunei based holding company with a wholly owned subsidiary, Shantou Big Tree Toys Co., Ltd. ("Big Tree Shantou"), based in Shantou, Guangdong Province, China. Big Tree Shantou was established on November 21, 2003 and is engaged in the sourcing and distribution of a wide variety of children’s toys targeting international and domestic toy distributors and customers in the toy industry.  In addition, Big Tree Shantou has developed a proprietary patented educational construction toy consisting of plastic pieces that can plug-in together to make a wide variety of three dimensional objects. These toys are sold under the name Big Tree Magic Puzzles through retail department and online stores targeting Chinese domestic consumers. These Magic Puzzles are designed to inspire and capture children’s imagination and creativity and are gaining popularity among Chinese consumers.

After completing the acquisition Big Tree Brunei, Mr. Wei Lin, the founder and Chairman of Big Tree Shantou was appointed as a member of Transax International’s Board of Directors and its Chief Executive Officer.  Mr. Stephen Walters resigned his position with Transax International as Chief Executive Officer and Director on December 30, 2011 along with Laurie Bewes who resigned as a director.

For the first nine months of 2011, Big Tree Shantou generated consolidated revenue of $17.1 million, largely through export sales, with net income of approximately $1.2 million. Management plans to grow its distribution business through the opening of additional sales offices both domestically and abroad to target markets in North and South America.  Management also plans to aggressively market its proprietary Magic Puzzles and grow through a combination of acquisitions and opening retail sales locations in major shopping malls throughout China.

Commenting on the acquisition, Mr. Wei Lin, CEO of Transax International, stated, "We are excited to begin this new chapter in the history of our company.  Big Tree has built a strong reputation for sourcing quality products to meet the needs of our customers in China and across the globe.  We intend to work diligently to expand the reach of our core distribution business in domestic and international markets as we look to opportunistically grow the retail distribution of our exciting new Magic Puzzle line of products throughout China."

About Transax International

Through its ownership of Big Tree International Co., Ltd., Transax International operates as a “one stop shop” for the sourcing, distribution and arrangement of specialty manufacturing of quality toys and related products.The Company is located in Shantou City in China, an area well-known for toy manufacturing and exporting. The company sources a wide variety of over 800,000 toys primarily targeting children from infants to teenagers. Customers can view these toys either through our website or at our extensive 21,500 square foot toy showroom in Shantou, China. We also manufacture and market through retail department and online stores in China a line of proprietary patented educational construction toys consisting of plastic pieces that can plug-in together to make a wide variety of three dimensional objects sold under the name of Big Tree Magic Puzzles.

Safe Harbour Statement

Transax International Limited is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our ability to complete acquisitions, open additional retail stores and expand our domestic and international distribution business, and our expectations regarding the toy market and customer acceptance of Magic Puzzles. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission (the "SEC") filings, including our Form 8-K filed with the SEC on January 6, 2012.

Contact:

Contact:
Transax International Limited
Dore Perler
Pearl Group Advisors
954-232-5363